Exhibit 99.1

Visualant Appoints Jeff Wilson as Chief Financial Officer

Seattle, WA. – September 12, 2016 - Visualant, Inc. (OTCQB: VSUL) – a provider of chromatic-based identification, authentication and diagnostic solutions, with its ChromaID™ technology, announced today that it has appointed Jeff Wilson as Chief Financial Officer.

Wilson brings more than 20 years of senior financial management experience with international, public and private companies to Visualant. He brings over 12 years of experience at Microvision, a Redmond, Washington based technology company.  In addition, he previously served as Chief Financial Officer of Command Center, a public staffing company and Acumatica, a privately held cloud-based ERP provider. Earlier in his career, he held senior finance and accounting positions with Siemens Medical Systems, and served as a manager at PricewaterhouseCoopers.

“Jeff brings a wealth of experience in commercializing new technologies” said Visualant CEO, President and Founder, Ron Erickson. “He will be a tremendous asset to our management team as we continue to develop the ChromaID technology.”

Wilson commented: “Visualant’s ChromaID platform technology represents a significant market opportunity.  I am looking forward to working with this team to build long-term shareholder value.”

About Visualant, Inc.

Visualant™ is a public company whose shares trade under the stock symbol “VSUL.” The Visualant Spectral Pattern Matching™ (SPM) technology directs structured light onto a substance or material, through a liquid or gas, or off a surface, to capture a unique ChromaID™. A ChromaID can be used to identify, detect, or diagnosis markers invisible to the human eye. ChromaID scanner modules can be integrated into a variety of mobile or fixed-mount form factors. The patented, award-winning technology is disruptive, making it possible to effectively conduct analyses in the field that could only previously be performed by large and expensive lab-based tests. For more information on Visualant, visit the company’s website at www.visualant.net.

Visualant Press Contacts:

Hal Bringman

Email  hal@nvpr.com

Desk  +1 (206) 299-0622 ext 801

Mobile +1 (310) 210-8011, Skype halbringman